SUB-ITEM 77Q1(a)



Appendix A, dated July 24,2007, to the Master Amended and Restated By-Laws for MFS Series Trust X, dated January 1, 2002 as revised June 23, 2004, and the Master Amended and Restated By-Laws for MFS Series Trust X,dated January 1,
2002  as  revised  June  23,  2004  and  August  22,   2007,  is contained in
Post-Effective Amendment No28 to the Registration Statement of MFS Series Trust XV (File Nos. 2-96738 and 811-4253), as filed with the Securities and Exchange Commission via EDGAR on August 24, 2007,under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.